Exhibit 2.2

AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT

This AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of March 29, 2022 (the “Initial Closing Date”), is by and among Shenandoah Mobile, LLC, a Virginia limited liability company (“SM”), Vertical Bridge Holdco, LLC, a Delaware limited liability company (“Buyer”), and SM Towers, LLC, a Delaware limited liability company (the “Sale Site Subsidiary”). Each of SM, Buyer, and the Sale Site Subsidiary may hereafter be referred to, individually, as a “Party” and, collectively, as the “Parties”.

Background

A.	The Parties are parties to the Purchase and Sale Agreement, dated as of February 29, 2024 (as amended, modified, and supplemented from time to time, the “Purchase Agreement”).

B.	In connection with the initial Closing, the Parties desire to make certain amendments to the PSA and acknowledge certain matters, as more particularly set forth in this Agreement.

Agreement

In consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

1.	Initial Closing Site Designation List and Amendment to Portfolio Site Information List.

(a)	The Closing Site Designation List for the initial Closing is attached as Exhibit A hereto, which Exhibit reflects that the Parties have agreed that SM Site ID# 09099 (Winchester Store) shall not be a Site Lease Site (and the Parties agree that the Portfolio Site Information List is hereby amended accordingly).

(b)	Notwithstanding anything to the contrary in the Purchase Agreement, the Parties agree that the Closing Site Designation List for the initial Closing was timely delivered.

2.	Amendment to Consideration Base Amount and the Allocated Site Consideration. The Consideration Base Amount appearing in Article I of the PSA is hereby reduced from $310,260,000.00 to $309,906,500.36. The Allocated Site Consideration for SM Site ID# 68761 (Dixie Caverns) appearing on the Portfolio Site Information List is hereby reduced from $469,813 to $116,313, and the Parties agree that such Portfolio Site is an Assignable Site,

3.	Updated Section 6.8 of the Buyer Disclosure Schedule. In accordance with Section 2.2(i) of the Purchase Agreement, an updated Section 6.8 of the Buyer Disclosure Schedule is attached as Exhibit B hereto. Notwithstanding anything to the contrary in the Purchase Agreement, the Parties agree that: (i) such update was timely delivered; and (ii) the fact that such update indicates that Buyer has not obtained a title search, a title insurance commitment, or a title insurance policy for a Portfolio Site shall not be a basis for any such Portfolio Site to be a Managed Site.

4.	Further Assurances. Without limiting any provision of the Purchase Agreement or the Collateral Agreements, from time to time, each Party agrees to execute and deliver such further instruments, agreements, and other documents and take such other reasonable actions as may be necessary, proper or advisable to carry out the purposes and intent of this Agreement and the transactions contemplated by this Agreement.

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5.	Miscellaneous.

(a)	Purchase Agreement. This Agreement is subject to the terms and conditions of the Purchase Agreement.

(b)	Full Force and Effect. Except as specifically amended or modified in this Agreement, the terms and provisions of the Purchase Agreement and any Collateral Agreements shall not be affected by this Agreement and shall continue in full force and effect.

(c)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia as to all matters, including matters of validity, construction, effect, performance and remedies, without regard to principles of conflicts of law.

(d)	Counterparts. This Agreement may be executed by original, facsimile, or electronic signatures (complying with the U.S. Federal ESIGN Act of 2000, 15 U.S.C. 96) and in any number of counterparts, all of which shall be considered one instrument. Counterparts, signed facsimile and electronic copies of this Agreement, shall legally bind the Parties to the same extent as original documents and shall have the same legal effect as original documents.

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SIGNATURE PAGE TO AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Initial Closing Date.

SM TOWERS, LLC

By:	SHENANDOAH MOBILE, LLC

By:
Christopher E. French, President and Chief Executive Officer

SHENANDOAH MOBILE, LLC

By:
Christopher E. French, President and Chief Executive Officer

VERTICAL BRIDGE HOLDCO, LLC

By:
Ronald G. Bizick, II, President and Chief Executive Officer

Exhibit A

Closing Site Designation List

Attached

Exhibit B

Updated Section 6.8 of the Buyer Disclosure Schedule

Attached